	Contact:	Patrick Johnson, President & CEO

(714) 241-4411

For Immediate Release		Jim White, Investor Relations
Kehoe, White & Co., Inc.
(562) 437-0655

PRO-DEX, INC. COMPLETES FISCAL 2004 YEAR END WITH STRONG ORDER BOOKINGS

OUTLOOK FOR FOURTH QUARTER AND FISCAL 2005 VERY PROMISING

SANTA ANA, CA, July 7, 2004 - PRO-DEX, INC. (NASDAQ: PDEX) today announced that it booked nearly $5.5 million in new orders during the quarter ending June 30, 2004 compared to $4.4 million in same period last year.  Commenting on the Company's performance, Patrick Johnson, CEO and President stated, "The fourth quarter was a fitting end to what we consider an outstanding year of consistently improved operating performance quarter-by-quarter and the delivery of solid financial results."

The strong bookings came from every segment of the Company's business, from new customers as well as existing customers.  Mr. Johnson commented, "On the semi-conductor side of the business, we received two significant blanket purchase orders during the fourth quarter from major manufacturers of semi-conductor manufacturing equipment.  One of the purchase orders came from the same customer who placed a $500,000 order with us last June and having accelerated the delivery of that order, placed an additional new order in April, again for $500,000 in product.  The second blanket purchase order received in April was for $250,000 in product and the customer has subsequently accelerated the delivery of that order into the first quarter of fiscal year 2005."  All of the Company's fourth quarter bookings are forecasted to ship in fiscal year 2005.

On the medical device side of the business, the Company transitioned two development agreements into long-term supply agreements, receiving initial orders of approximately $1.5 million in new orders associated with those agreements.  In addition, the Company received a letter of intent from a medical device customer for approximately $1.0 million of multi-axis motion controllers, which we expect to receive orders and begin delivery of product associated with that letter of intent during the second quarter of fiscal year 2005.

The Company also entered into a new development agreement to design a new product for dental surgery.  The development of that product is expected to be completed in approximately 6 months, with market launch expected in early calendar 2005.  Initial sales of this product are expected to be approximately $750,000.  "Currently, we are working on eight new medical device development projects, five of those projects being funded by the customers and three funded by the Company but targeted for specific customers.  We also are continuing our research work in the area of new technology development," noted Mr. Johnson.  "All totaled, those projects represent an estimated potential of $4.0 million in incremental new business with further potential in the development of new therapeutic technologies."

Addressing the Company's overall performance during the fourth quarter, Mr. Johnson stated, "The Company remained on the same improved trajectory we set for it during the first three quarters of the fiscal year.  Increased bookings have lead to increased sales and increased sales have lead to increased profits.  Effective management of our manufacturing operations and favorable product mix have produced increased gross margin and controlled expenses have resulted in strong positive cash flow.  We ended the year with more than $2.0 million in the bank and substantially no debt with $2.0 million available on our credit line.  This places us in a great position to take advantage of any unique opportunity that would require ready access to capital."

Commenting on the Company's near term prospects, Mr. Johnson said, "We are very pleased with how the fourth quarter built on the significant progress we made during the prior three quarters of the year and in the same way, we expect the first quarter of fiscal 2005 and the entire year to build on the successes of last year.  We're anxious to complete our annual audit and announce fourth quarter and year-end operating results.  At that time, we plan to provide initial guidance as to the first quarter ended September 30, 2004 and the full fiscal year 2005 financial performance."

Pro-Dex, Inc., is a California-based holding company with the following wholly-owned operating subsidiaries: Micro Motors, Inc., located in Santa Ana, California, manufactures miniature electric, pneumatic and battery powered rotary drive systems for use in the high tech medical, dental and industrial industries; and Oregon Micro Systems, Inc., located in Beaverton, Oregon, manufactures motion control products used in factory automation and the semiconductor industries.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.